Exhibit 16.1

September 11, 2023

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Waitr Holdings Inc. included under Item 4.01 of its Current Report on Form 8-K dated September 11, 2023, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP